Exhibit 99.1

Zones Announces Financial Results for the Three Months Ended March 31, 2007

AUBURN, WA -- 04/26/2007 -- Zones, Inc. (the "Company," "Zones"™) (NASDAQ: ZONS):

--	Total first quarter 2007 net sales grew 10.6% year over year to $148.2 million
--	First quarter 2007 SMB sales grew 28.3% compared to the prior year
--	First quarter 2007 diluted earnings per share increased 33.3% to $0.16 per share compared to $0.12 per share in 2006

Zones, a single-source direct marketing reseller of name-brand information technology products, today announced its results for the three months ended March 31, 2007.

Total first quarter 2007 net sales grew 10.6% to $148.2 million compared to $134.0 million in the first quarter of 2006. The Company's first quarter net income was $2.3 million, or $0.16 per diluted share, compared with a net income of $1.7 million, or $0.12 per diluted share, for the same quarter a year ago.

Firoz Lalji, CEO, commented, "Our performance this quarter, particularly year over year sales growth from our SMB customers, reflects our progress in refining our customer management systems and processes. In order to maintain this sales momentum, we continued our investment in long term initiatives during the first quarter of 2007. These initiatives include the hiring of account executives for our call centers and our major objective of developing, recruiting and hiring a national field sales organization." Lalji continued, "The foundation of our sales strategy and the impetus behind our current sales growth remains our laser focus on providing our customers Five Star Service from all facets of our organization."

Operating Highlights

Consolidated outbound sales increased 12.3% to $146.6 million in the first quarter of 2007 compared to $130.6 million in the same period of 2006. Sales to SMB customers grew 28.3% in the quarter compared to the same quarter a year ago. Customer unassisted sales (primarily web based) were $34.3 million and represented 23.2% of total first quarter 2007 net sales.

Gross profit margins were 12.3% in the first quarter of 2007 compared to 12.4% in the first quarter of 2006 and 12.0% sequentially over the immediately preceding quarter. The sequential increase is due primarily to vendor programs and customer and product mix. Gross profit margins as a percent of sales vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.

Total selling, general and administrative expenses, as a percent of net sales, were 8.5% in the first quarter of 2007, which is a decrease from 8.9% in the first quarter of 2006 and an increase sequentially from 7.8% for the fourth quarter of 2006.

Asset Management

The Company's balance sheet remained strong and ended the quarter with a cash balance of $3.2 million. Consolidated working capital was $43.2 million at March 31, 2007 compared to $41.7 million at December 31, 2006. During the quarter, the Company repurchased and retired 56,485 shares of its common stock at an average price of $9.77 per share.

Inventories increased to $26.8 million at March 31, 2007 from $21.4 million at December 31, 2006. The increase is due to on hand customer inventory and unshipped orders in various stages of processing at the end of the quarter. Trade accounts receivable increased to $76.3 million at March 31, 2007 over $65.7 million at December 31, 2006.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, enterprise accounts and public sector accounts. Zones sells these products through outbound and inbound account executives, catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Lenovo, Microsoft, Sony and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

A live webcast of the Company's management discussion of the first quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held today, April 26, 2007 at 2:00 pm PT.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth; account executive hiring and productivity; increased expenses of being a public company; pressure on margin; competition; state tax uncertainties; rapid technological change and inventory obsolescence; reliance on vendor relationships; dependence on personnel; potential disruption of business from information systems failure; reliance on outsourced distribution; variations in gross profit margin percentages due to vendor programs and credits, product and customer mix, pricing strategies, and economic conditions; and other risks and uncertainties detailed in the Company's filings with the SEC.

ZONES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2007	December 31, 2006

ASSETS
Current assets
Cash and cash equivalents	$3,221	$9,191
Receivables, net of allowance for doubtful accounts of $1,932 and $1,936	76,297	65,699
Vendor Receivables	18,578	12,556
Inventories	26,751	21,385
Prepaids	1,380	1,076
Deferred tax asset	1,473	1,473

Total current assets	127,700	111,380

Property and equipment, net	4,325	3,771
Goodwill	5,098	5,098
Deferred tax asset	251	251
Other assets	192	195

Total assets	$137,566	$120,695

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$36,866	$42,592
Inventory financing	23,139	14,385
Accrued liabilities and other	10,737	12,578
Line of credit	12,300	-
Income taxes payable	1,501	150

Total current liabilities	84,543	69,705

Note payable	-	6
Deferred rent obligation	1,598	1,502

Total liabilities	86,141	71,213

Commitments and contingencies

Shareholders' equity:
Common stock	35,614	35,983
Retained earnings	15,811	13,499

Total shareholders' equity	51,425	49,482

Total liabilities & shareholders'
Equity	$137,566	$120,695

ZONES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the three months ended March 31,
	2007	2006

Net sales	$148,182	$133,998
Cost of sales	129,982	117,411

Gross profit	18,200	16,587
Selling, general and administrative expenses	12,596	11,862
Advertising expense, net	1,883	1,802

Operating income	3,721	2,923

Other (income) expense:	(24)	178

Income before income taxes	3,745	2,745
Provision for income taxes	1,433	1,040

Net income	$2,312	$1,705

Basic income per share	$0.18	$0.13
Shares used in computation of basic income per Share	13,138	13,179

Diluted income per share	$0.16	$0.12
Shares used in computation of diluted income per share	14,718	14,696

Operating Highlights
Supplemental Data

	Three months ended
	3/31/2007	3/31/2006

Operating Data
Number of orders	107,946	102,696
Average order size	$1,398	$1,334
Direct web net sales (in 000's)	$34,317	$42,803
Sales force, end of period	321	278

Average Productivity (annualized)
Per Account Executive (in 000's)	$1,847	$1,928
Per Employee (in 000's)	$886	$884

Product Mix (% of sales)
Notebook & PDA's	13.4%	12.7%
Desktops & Servers	22.0%	19.7%
Software	16.4%	15.7%
Storage	7.9%	10.3%
NetComm	5.7%	4.7%
Printers	8.8%	8.2%
Monitors & Video	9.8%	11.6%
Memory & Processors	5.3%	7.1%
Accessories & Other	10.6%	10.0%

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000